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Exhibit 26(k)

                                                             1933 Act
                                                             Rule 485(a)
                                                             VIA EDGAR
                                                             --------
November 6, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  Phoenix Life Variable Universal Life Account
     Phoenix Life Insurance Company
     Post-Effective Amendment No. 1 to Registration Statement No. 333-149636 filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-Effective Amendment No. 1 to Registration Statement No. 333-149636 ("PEA No. 1"), filed on form N-6 under the Securities Act of 1933 for Phoenix Life Insurance Company's variable universal life insurance policy ("Policy"). Phoenix Life Variable Universal Life Account issues the Policy.

As an attorney for Phoenix Life Insurance Company ("PLIC"), I provide legal advice to PLIC in connection with the operation of its variable products. In this role I am familiar with PEA No. 1 for the Policy. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

    1. PLIC is a valid corporation, organized and operated under the laws of the State of New York and is subject to regulation by the New York Commissioner of Insurance.

    2. Phoenix Life Variable Universal Life Account is a separate account validly established and maintained by PLIC in accordance with New York law.

    3. The Policy, when properly issued, is a legal and binding obligation of PLIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to PEA No. 1.

Yours truly,

By:/s/ Michele Drummey
   -------------------
   Michele Drummey
   Counsel
   Phoenix Life Insurance Company